Exhibit 5

                                                              February 18, 1999

Bacou USA, Inc.
10 Thurber Boulevard
Smithfield, RI  02917

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by Bacou USA, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended, 700,000 shares of Common Stock, $.001 par value (the "Common Stock"), to be issued or issuable upon the exercise of outstanding stock options under the Company's 1996 Stock Incentive Plan, the 1996 Non-Employee Director Stock Option Plan and the 1998 Howard S. Leight Stock Option Plan (collectively, the "Plans").

     As counsel for the Company, we participated in the preparation of the Registration Statement and have examined such other certificates and documents as we deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm in and the use of this opinion in connection with the Registration Statement and all amendments thereto. This opinion may not be used for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

                                      Very truly yours,

                                      EDWARDS & ANGELL, LLP

                                      By: /s/ Laura N. Wilkinson
                                         ----------------------------------
                                              Laura N. Wilkinson
                                              Partner